EXHIBIT 8.1

September 2, 2011

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170

Re:           Registration Statement on Form S-4 (Registration Number 333-_______)

Ladies and Gentlemen:

We have acted as counsel to NeoStem, Inc., a Delaware corporation (“Parent”), in connection with the proposed merger (the “Amorcyte Merger”) of Amo Acquisition Company I, Inc., a Delaware corporation (“Subco”), with and into Amorcyte, Inc., a Delaware corporation (“Amorcyte”), and the proposed subsequent merger (the “Subco II Merger” and, together with the Amorcyte Merger, the “Transaction”) of Amorcyte with and into Amo Acquisition Company II, LLC, a Delaware limited liability company (“Subco II”), each pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 13, 2011, by and among Parent, Subco, SubcoII, and Amorcyte.

This opinion is being delivered in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, including the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, relating to the Transaction. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

For purposes of the opinion set forth below, we have examined and, with your consent, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus contained in the Registration Statement, and such other documents as we have deemed necessary and appropriate for the purposes of this opinion. In our examination of documents, we have assumed that all documents submitted to us as copies faithfully reproduce the original thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

We have assumed, with your consent, that (i) the Transaction will be effected in accordance with the Merger Agreement and that none of the terms and conditions contained therein has been waived or modified in any respect prior to the Effective Time, (ii) the statements of fact concerning the Transaction set forth in the Merger Agreement and the Registration Statement are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, and (iii) any representations made in the Merger Agreement “to the knowledge of,” or based on the belief of, Amorcyte or Parent or similarly qualified are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.  Any material change or inaccuracy in the facts referred to or set forth in the Merger Agreement or assumed herein (giving effect to all events occurring after the Effective Time) could affect our conclusions stated herein.

The opinion expressed herein is based upon our analysis of the Code, the U.S. Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the “IRS”), and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the IRS or the courts.  Accordingly, no complete assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such change could affect the opinion rendered herein. No ruling has been (or will be) sought from the IRS by Parent as to the matters set forth herein.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE AMORCYTE MERGER AND THE SUBCO II MERGER” in the Registration Statement. Based solely upon and subject to the assumptions, limitations and qualifications set forth above and in such discussion, such discussion constitutes our opinion as to the material U.S. federal income tax consequences of the Transaction.

We express no opinion as to the U.S. federal income tax consequences of any other transaction. We also do not express an opinion under any state, local, or foreign laws, or with respect to other areas of U.S. federal taxation.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We are furnishing this opinion to you solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler PC
Lowenstein Sandler PC